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                                                  June 15, 2009

VIA FACSIMILE AND EDGAR

Securities and Exchange Commission
450 5th Street, NW
Washington, DC 20549

Re: SEPARATE ACCOUNT A OF COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY File Nos. 333-157121 and / 811-22024

Dear Sirs:

The undersigned hereby request that the above captioned Registration Statement, including Pre-effective Amendment No. 1 thereto, be declared effective on July 1, 2009 or as soon thereafter as reasonably practicable.

                             Separate Account A of
                             Commonwealth Annuity and Life Insurance Company

                             BY: /s/ Michael A. Reardon
                                -----------------------
                                 Michael A. Reardon
                                 President  and CEO of Commonwealth Annuity
                                 and Life Insurance Company


                             Commonwealth Annuity and Life Insurance Company

                             BY: /s/ Michael A. Reardon
                                -----------------------
                                 Michael A. Reardon
                                 President and CEO


                             Epoch Securities, Inc.
                             (Principal Underwriter)

                             BY: /s/ Michael A. Reardon
                                -----------------------
                                 Michael A. Reardon
                                 President